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BATH & BODY WORKS, INC.

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Bath & Body Works Board of Directors Sends Letter to Shareholders Highlighting Transformative Value-Creating Actions and Responding to Third Point’s Potential Proxy Contest

Bath & Body Works Has Undertaken Significant Changes to Become a Leading Standalone Personal Care and Home Fragrance Brand

The Refreshed Bath & Body Works Board Has the Right Skills and Experience to Maximize Shareholder Value

Company Has Engaged Extensively with Third Point in a Good-Faith Effort to Avoid a Costly and Unnecessary Proxy Contest

Third Point’s Potential Proxy Contest Is Motivated by the Board’s Decision Not to Appoint Third Point’s Former Co-Chief Investment Officer to the Board and Is Not in the Best Interests of Shareholders

COLUMBUS, Ohio—February 27, 2023—The Board of Directors of Bath & Body Works, Inc. (NYSE: BBWI) (“Bath & Body Works” or the “Company”), today issued a letter to its shareholders detailing its actions to fundamentally transform the Company into a leading global omnichannel personal care and home fragrance brand and commenting on Third Point LLC’s (“Third Point”) misguided potential proxy contest.

The letter underscores how the current Bath & Body Works Board is working to maximize value for all Bath & Body Works shareholders and has taken all reasonable steps to avoid a costly and distracting proxy contest motivated by the personal interests of Third Point and its founder and CEO, Dan Loeb:

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The Board has successfully overseen the separation of Bath & Body Works from Victoria’s Secret and positioned Bath & Body Works for success as a standalone company, resulting in tremendous shareholder value creation: from May 14, 2020, when Sarah Nash was elected Chair of the Board, through February 24, 2023, the Company has delivered shareholder returns of 416%[1], massively outperforming retail peers, beauty peers and the S&P 500.

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The Board has diligently pursued refreshment, with 75% of the current members of the Board having joined since 2019, resulting in a talented and diverse Board with a strong and complementary mix of skillsets and backgrounds.

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Gina Boswell, who manifests the best of the consumer products industry and omnichannel retail as evidenced by her experience with world-class companies, has been appointed as CEO. The Board’s goal is to empower Ms. Boswell and her team to move forward, without distraction, to ensure that the Company exceeds all expectations across the business and delivers the highest value for all our stakeholders, including the Company’s shareholders, associates, and vendor partners.

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The Board has engaged constructively in good faith with Third Point over several months and demonstrated openness to all of Third Point’s views and recommendations, following them when they made sense for the Company. The Board resoundingly agreed with Third Point’s recommendation to appoint Lucy Brady as a director based on her exceptional global digital strategy and customer loyalty and engagement experience; the Company also hired a technology services firm recommended by Mr. Loeb as part of its continuing efforts to invest in and enhance its technology platform; and the Board agreed with Third Point’s feedback that the Board would benefit from additional financial and capital allocation expertise.

[1]	Adjusted for the spin-off of Victoria’s Secret.

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But the Board would not accede to Mr. Loeb’s ultimatum that his former employee and personal protégé, Munib Islam, be appointed to the Board. After considering Mr. Islam’s qualifications and skills at length, the Board concluded, correctly, that a CFO of a major public company would bring more relevant capital allocation and financial experience to the Board than Mr. Islam.

Bath & Body Works has taken all reasonable steps to avoid a costly and distracting proxy fight. It is disappointing and unfortunate that despite repeated efforts to engage productively with Third Point, the Company will have to spend time, effort and resources on a costly proxy fight resulting from Mr. Loeb’s unreasonable insistence that his personal protégé be appointed to the Board.

The Company is confident in its track record of success and invigorated by a focused new CEO and refreshed Board with the right directors to lead Bath & Body Works on its continued growth trajectory. The Board looks forward to an ongoing dialogue with all shareholders as it executes the Company’s strategy and positions Bath & Body Works for continued growth and value creation.

The full text of the letter from the Board of Directors to shareholders follows.

February 27, 2023

Dear Bath & Body Works Shareholders:

Third Point LLC (“Third Point”) has announced that it intends to nominate candidates to stand for election to the Bath & Body Works Board at the Company’s 2023 Annual Meeting of Stockholders. The Board is writing to you to share its perspective on the strength of the Board and our Company, detail the Company’s extensive attempts to pursue constructive engagement with Third Point, and set the record straight on the misguided motivations behind Third Point’s potential proxy contest.

Bath & Body Works is a world-class brand with a large and passionate customer base—of which more than 33 million are “loyalty customers”—delivering fragrance with market leading and differentiated products for a truly exceptional customer experience. The Board’s number one priority is to position the Company’s new CEO, Gina Boswell, to lead the business without distraction and to deliver maximum value for shareholders.

THE BOARD HAS SUCCESSFULLY STEERED BATH & BODY WORKS THROUGH A TRANSFORMATIVE CHAPTER IN THE LAST TWO YEARS AND POSITIONED THE COMPANY FOR GROWTH

Since the completion of the Victoria’s Secret spin-off at the end of the summer in 2021, the Board has worked diligently to reposition Bath & Body Works and ensure its success as a standalone company.

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The Board has deliberately and methodically rebuilt the Company’s culture and brand, paving the way for an innovative management team to capitalize on opportunities in a rapidly changing retail industry environment without the burden of the work-place misconduct allegations and resulting litigation, brand deterioration and related challenges that the legacy L Brands business faced prior to the spin-off.

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The Board has overseen tremendous shareholder value creation over the course of this transition. From May 14, 2020, when Ms. Nash was elected Chair, through February 24, 2023, the Company has been an exceptional performer, delivering total shareholder returns of 416%[1], outperforming by an order of magnitude its Best-in-Class Retail peers’ 40%[2], Beauty peers’ 56%[3] and the S&P 500’s 45% returns.

•	Recognizing the importance of an exceptional leadership team, the Board has maintained its focus on significant recruitment and retention efforts.

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Following a thorough search process, the Board recruited Gina Boswell to serve as CEO. Drawing upon her more than 30 years of experience across global brands in the personal care and beauty industry, Ms. Boswell is the right person to lead the Company on its continued growth trajectory.

[1]	Adjusted for the spin-off of Victoria’s Secret.
[2]	Best-in-class Retail peers includes Costco, Home Depot, Lululemon Athletica, Nike, RH, Ulta, V.F. Corporation.
[3]	Beauty peers includes Colgate-Palmolive, Coty, Estee Lauder, e.l.f. Beauty, L’Oreal, Shiseido.

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Following an unexpected departure of its Investor Relations head, the Company hired Heather Hollander, who is a seasoned investor relations professional with deep financial expertise and consumer brands industry experience and was recognized by Institutional Investor Research as a top investor relations professional in the Retailing Broadlines & Hardlines sector, to improve communication with investors and provide enhanced transparency to shareholders.

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Shareholders have been overwhelmingly supportive of the Company’s executive compensation structure, with the Company receiving over 93% Say-on-Pay approval votes in each of the last two years. At the Bath & Body Works 2022 and 2021 Annual Meetings of Stockholders, 95.68% and 93.32% of shares voting, respectively, were in favor of the Company’s executive compensation program.

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From an operational perspective, the Company has delivered robust performance despite a challenging macroeconomic environment and unprecedented supply chain disruptions, including by meaningfully outperforming its guidance for the 2022 fiscal fourth quarter. Given the impact of COVID-19 on the consumption patterns across its categories, the Company’s FY2022 performance has been measured against FY2019 by investors and research analysts, and over the 3-year period (FY2019 – FY2022), the Company has delivered 11.8% CAGR for net sales and 27.3% CAGR for diluted EPS. During the same period, its digital net sales (Direct sales) and International net sales grew 22.1% and 22.3%, respectively, on a CAGR basis.

In the midst of a highly challenging operating environment, the Company has launched and accelerated key strategic initiatives that have delivered strong results to date and position the Company positively for the next chapter of its growth under Ms. Boswell’s leadership, including:

1. Loyalty program: The Company launched one of the industry’s most successful loyalty programs in August 2022:

○	It has now enrolled a total of 33 million members, which represents one of the fastest enrollment speeds in the industry

○	More than 80% of loyalty members are active, representing approximately two-thirds of the Company’s U.S. sales since launch

2. Omni-channel: The Company further strengthened its ability to serve customers across multiple channels to increase customer lifetime value

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It rolled out buy online, pick up in store (BOPIS) capabilities to 800 additional stores in FY2022 to reach 1,300 stores now offering a BOPIS option, representing more than 75% of the total U.S. store base

3. Retail: The Company improved the quality of its store fleet and drove attractive square footage growth, during a period of time when the retail sector in general has had various challenges with reaching new store opening targets

○	During FY2022, the Company closed 48 stores, principally in malls, and opened 95 off mall North American stores to drive 5% net square footage growth

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During FY2023, the Company plans to sustain this pace with 115 real estate projects, consisting of 90 new off-mall locations and 25 remodels to the White Barn store design, offset by approximately 50 mall closures. This will drive a robust 4% square footage growth

4. Category leadership & product innovation: The Company leveraged its agile, responsive business model and product innovation engine, while cementing its leaderships across categories

○	It expanded its market shares in the U.S. across body care, home fragrance and soaps and sanitizers, where it already holds leading positions

○	It also leveraged its core strength in fragrance and innovation to enter adjacent categories such as men’s and wellness. Men’s continues to be its fastest-growing category in body care

5. Technology: The Company is continuing to invest in the foundational tools and systems that will support the Company’s future growth as the Company establishes a stand-alone infrastructure

6. Profitability & operating efficiency: The Company focused on the simplification of its organizational structure and cost optimization measures to continuously improve the operating efficiency of the business

○	The Company announced that it recently engaged external advisors to assist in a comprehensive analysis of margin expansion and expense reduction opportunities

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The Company is targeting $200 million of annual cost savings with over half of those savings contemplated in its 2023 outlook, primarily impacting the second half of the year. A substantial portion of the remaining savings is expected to be realized in 2024. The full amount of savings represents 3.2% of the Company’s FY2022 total cost base[4]

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Ignoring these meaningful strategic initiatives, Third Point has criticized the Company for repurchasing stock in advance of an industry and market-wide downturn in 2022 and for adjusting its forecasts to reflect these economic shifts. If repurchasing stock before the significant and unexpected macroeconomic shifts of 2022, or revising guidance appropriately as a result of those shifts, is cause for a proxy contest, we expect Third Point will find no shortage of companies to target this year.

In fact, Third Point’s own flagship fund was down approximately 22% for the year, underperforming the S&P 500 index by almost 400 basis points, though its performance last quarter was helped by Bath & Body Works, which was one of Third Point’s most profitable fourth quarter investments.

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Ms. Nash has been a driving force behind the Company’s successful transformation as Board Chair. Ms. Nash led the Company through the spin-off of Victoria’s Secret and the resolution of a myriad of legacy Victoria’s Secret challenges. She was appointed Executive Chair in February 2022 and took the helm as Interim CEO in May 2022 following the unexpected departure of the Company’s prior CEO due to health reasons. Ms. Nash provided essential leadership as the Company transitioned to its standalone strategy, including overseeing the launch of the Company’s successful customer loyalty program that drove greater spend, higher retention rates, more trips, and represented about 2/3 of U.S. sales since launch. Contrary to Third Point’s unfounded assertions, Ms. Nash’s 2022 equity compensation, which vests over three years, not seven months as Third Point misleadingly suggests, was not interim CEO pay but instead compensation covering a multi-year period. Ms. Nash’s compensation recognized both the unparalleled leadership and support she provided as Chair

[4]	Includes Costs of Goods Sold, Buying and Occupancy and General, Administrative and Store Operating Expenses.

in leading the Company through the successful spin-off of Victoria’s Secret in 2021 during the COVID-19 global pandemic and subsequent challenging business environment—including the resolution of a spate of legacy Victoria’s Secret litigation, the successful transformation and re-positioning of the Company, and navigating the Company through a CEO transition process in 2020, as well as the importance of retaining Ms. Nash through another period of transition and economic uncertainty. The Board believes that she has gone above and beyond the call of duty. Simply put, this was multi-year compensation that was unanimously approved by the Human Capital and Compensation Committee and the independent Board in recognition of Ms. Nash’s tremendous leadership and to retain her into the future.

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Bath & Body Works shareholders understand the history of L Brands and the long-term shareholder value created during Ms. Nash’s period of leadership as Chair of the Board, which as noted above yielded a total shareholder return of 416%[5], from May 14, 2020, when Ms. Nash was elected Chair, through February 24, 2023. Bath & Body Works’ long-term shareholders have always been supportive of Ms. Nash’s extraordinary commitment to the Company, and have overwhelmingly supported the Company’s compensation practices, including with respect to Ms. Nash. Shareholders approved the Company’s 2020 compensation practices, following full disclosure of Ms. Nash’s compensation as Chair, at the 2021 annual meeting by a vote of more than 93%, and, following full disclosure of Ms. Nash’s 2022 equity grant in the Company’s proxy statement for its 2022 annual meeting, shareholders approved the Company’s 2021 compensation by a vote of more than 95% in 2022.

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Ms. Nash took over as Interim CEO on an emergency basis at the request of the Board when the Company’s new CEO, Andrew Meslow, unexpectedly stepped down due to health reasons and while the Board undertook a thorough search for a new CEO. Ms. Nash served as Interim CEO for less than a year while the Company completed its search for a permanent successor. This was the right decision and the Board believes that Ms. Nash did an excellent job leading the Company through a period of significant transition and uncertainty in a challenging macroeconomic and industry environment. Third Point implies that Ms. Nash should have quit her job as the CEO of Novagard Solutions when she became Interim CEO as a result of the emergency role at Bath & Body Works. The Board disagrees and believes that the Company benefited considerably from the significant operational and executive experience of Ms. Nash.

THE BOARD IS COMMITTED TO CORPORATE GOVERNANCE BEST PRACTICES AND HAS DILIGENTLY PURSUED REFRESHMENT

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The Board is committed to best-in-class corporate governance practices, and over the past several years has gone to great lengths to ensure its refreshment with qualified directors. In the last twelve months alone the Board has appointed four highly qualified new directors in addition to Ms. Boswell—Steve Voskuil, Senior Vice President and Chief Financial Officer at The Hershey Company, Lucy Brady, President, Grocery & Snacks at Conagra Brands, Alessandro Bogliolo, former CEO of Tiffany & Co. and Chair of Audemars Piguet and Juan Rajlin, Vice President and Treasurer of Google and its parent company, Alphabet. These new directors possess deep experience in omnichannel retail, consumer products, international expansion and corporate strategy, as well as robust financial and capital allocation expertise to further reinforce the Board’s already strong foundation in these areas.

[5]	Adjusted for the spin-off of Victoria’s Secret.

In 2021, the Company brought on Francis Hondal, former President of Loyalty and Engagement at Mastercard Inc., Danielle Lee, President of Warner Music Artist and Fan Experiences at Warner Music Group Corp., and J.K. Symancyk, President and CEO of PetSmart. With Ms. Hondal’s extensive consumer marketing, finance, loyalty and international general management experience, Ms. Lee’s expertise in brand building and product innovation, and Mr. Symancyk’s executive and operating experience as a leading retail CEO, the Board has brought on an incredible breadth of talent in the past two years and is well-positioned to oversee the Company’s growth. Bath & Body Works’ ability to attract directors of this caliber underscores the strength of the Company’s reputation and the belief by those who really know the industry that our prospects are bright.

The three Bath & Body Works directors who have been with the Board since before 2019, Stephen Steinour, Michael Morris, and Patricia Bellinger, ensure continuity and bring a wealth of experience and institutional knowledge about the Company and are invested in its long-term success. Mr. Steinour and Mr. Morris have extensive and valuable executive experience as CEO of Huntington Bancshares and former CEO of American Electric Power and Chairman of Alcoa, respectively, and together with Ms. Bellinger, the Chief of Staff of Harvard and former group vice president at British Petroleum (BP), with extensive leadership and board experience as a Compensation and Nominating and Governance Committee Chair, they have played a pivotal role in helping to lead the Company’s transformation over the past few years and in the successful re-branding of Bath & Body Works and Victoria’s Secret.

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With the latest appointments of Ms. Brady and Mr. Voskuil, the Board expanded to 12 directors, 11 of whom are independent and 7 of whom are members of diverse communities: female, people of color and/or LGBTQIA+. 75% of the directors on the Board have been appointed since 2019, and 2/3 have been appointed since 2021. The current average director tenure is less than four years and the median director tenure is less than two years. The Board’s diversity is essential not only because it provides the Board with distinct and varying perspectives to creatively meet industry challenges and develop the Company’s strategy, but because it ensures the Board represents the diverse communities that Bath & Body Works serves.

THIRD POINT’S POTENTIAL PROXY CONTEST IS THE RESULT OF THE BOARD’S UNWILLINGNESS TO ACCEDE TO THIRD POINT’S UNREASONABLE DEMAND TO PUT ITS FORMER LONG-TIME DEPUTY ON THE BOARD

Bath & Body Works sought to engage constructively and ensure an open and productive dialogue with Third Point over several months in an effort to avoid a costly and unnecessary proxy contest. The Board believes that providing a detailed chronology of this engagement is important for shareholders to understand in assessing Third Point’s public communications and rationale for pursuing a proxy contest.

Given the Company’s transformation, the Board’s proactive refreshment efforts and recent additions of highly qualified and complementary directors, the history of the Company’s engagement with Third Point makes clear that this potential proxy contest is solely the result of the Board’s unwillingness to accede to Mr. Loeb’s singular demand to put Munib Islam, Third Point’s former Co-Chief Investment Officer and Mr. Loeb’s protégé, on the Board.

Mr. Islam accumulated a position in Bath & Body Works and pursued his agenda of seeking a Board seat, which Third Point is now supporting.

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Mr. Islam was the long-time deputy of Third Point founder Mr. Loeb. Mr. Islam worked at Third Point for approximately 15 years, including for more than a decade as Head of Equities Research and then Co-Chief Investment Officer, and maintains a close relationship with Mr. Loeb. At the end of 2020, Mr. Islam left Third Point to become managing partner of LTS One Capital Management LP (“LTS One”), which was launched in 2021 as the family investment vehicle for the three founders of private equity firm 3G Capital Partners LP (“3G Capital”).

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LTS One described itself as a non-activist investment firm that planned to invest in companies and engage with them behind the scenes. LTS One first invested in Bath & Body Works in late 2021 and early 2022, and accumulated a position of approximately 1.8 million shares as of June 30, 2022.

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At Mr. Islam’s request, members of Bath & Body Works management met with Mr. Islam and his LTS One colleagues in May 2022 to discuss various topics. In what was presented as a routine follow-up meeting in June 2022 to address Mr. Islam’s technical questions regarding the Company’s financials, Mr. Islam became confrontational, launching into a series of complaints and criticisms of the Board and management, and purported to instruct the Company on how to conduct the CEO search process.

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During that second meeting, Mr. Islam also expressed interest in joining the Bath & Body Works Board himself. He touted his own experience with other companies and asserted that he could be helpful to the Company and that the Board would benefit from having him as “a reference shareholder in the boardroom.”

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Following this meeting, Ms. Nash had a follow-up conversation with one of the principals of LTS One, who made clear that he only wished to have a constructive and positive relationship with Bath & Body Works and was unaware of the substance of Mr. Islam’s discussion with management, including Mr. Islam’s request for a Board seat. Mr. Islam’s request for a Board seat, apparently without the backing of the LTS One principals, was the opening act in the pursuit of a personal agenda divorced from the interests of Bath & Body Works shareholders.

Lacking support from his 3G Capital backers, Mr. Islam sold down LTS One’s position in Bath & Body Works, but shopped his investment thesis to his old boss.

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After Mr. Islam was not offered a Board seat, LTS One began selling down its position—by June 30 LTS One reduced its position from almost 1.8 million shares to 1.48 million, by September 30 LTS One reduced it further to 800,000 shares, and by the end of the year it was down to only 400,000 shares.

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Despite LTS One’s significant selling activity and the 3G Capital founders’ unwillingness to back Mr. Islam’s campaign to obtain a seat on the Bath & Body Works Board, Mr. Islam turned to his long-time boss and friend, Mr. Loeb of Third Point. Just as Mr. Islam used to do as Third Point’s Head of Equities Research for a decade, we believe he pitched Third Point on making a sizeable investment in Bath & Body Works.

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We understand that Third Point first invested in Bath & Body Works around June 2022, the same month that Mr. Islam sought to obtain a seat on the Bath & Body Works Board. In August 2022, Mr. Loeb reached out to Ms. Nash and requested a call with her, and on August 24, Ms. Nash spoke with Mr. Loeb at his request.

Third Point bought a big stake in Bath & Body Works, and parroted Mr. Islam’s positions.

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During Ms. Nash’s conversation with Mr. Loeb in August, Mr. Loeb stated that Third Point owned between 3% and 5% of Bath & Body Works’ outstanding common stock. Mr. Loeb raised almost exactly the same topics and themes that Mr. Islam had raised: potential new product markets that the Company may want to consider expanding into, the Company’s international expansion plans, the timing and process for selecting a new CEO, whether the right management team members were in the right roles within the Company and the Company’s capital allocation priorities, including its share buyback program.

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Bath & Body Works continued to engage with Third Point, proactively inviting Third Point to an investment lunch in New York in October, which Third Point attended, and meeting with members of Third Point’s team to answer more granular follow-up questions about the Company’s financials.

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There was no further outreach from Third Point until it filed a 13D on December 8, 2022, in which Third Point expressed concerns about financial discipline, investor communication, Board composition, and capital allocation and “reserve[d] the right to seek changes in Board composition.” Third Point’s 13D made no reference to any group or other relationship with Mr. Islam, LTS One, or any other shareholder.

Bath & Body Works thoughtfully engaged with Third Point, considered its recommendations and addressed its demands, but Mr. Loeb was fixated on putting Mr. Islam on the Board.

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Following the 13D filing, the Company immediately sought to continue its good faith engagement with Third Point. In the spirit of always maintaining an open and constructive dialogue with Mr. Loeb, Ms. Nash promptly reached out to Mr. Loeb to request a face-to-face meeting, and on December 15, one week after the 13D filing, Ms. Nash had her first of several one-on-one meetings with Mr. Loeb to further hear his perspectives. Over the course of the ensuing three months, members of Bath & Body Works management and the Board had extensive dialogue with Third Point, including through several more one-on-one meetings and calls directly with Mr. Loeb.

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The Company has been open to Third Point’s feedback, and in fact has taken Mr. Loeb’s recommendations on operational matters, including hiring a technology services firm recommended by Mr. Loeb as part of the Company’s continuing efforts to invest in and enhance its technology platform. The Company has also addressed two of LTS One’s and Third Point’s primary complaints around the absence of a permanent CEO and head of IR when it hired Ms. Boswell and Ms. Hollander, both highly credentialed and experienced executives. Mr. Loeb commended the Company’s selection of Ms. Boswell in Third Point’s most recent quarterly letter to its investors.

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But Third Point was adamant on installing Mr. Islam on the Bath & Body Works Board. In multiple conversations between Mr. Loeb and representatives of Bath & Body Works, including Ms. Nash, Mr. Loeb reiterated his position that the Board needed a new director with strong capital allocation experience, and that Mr. Islam was the only acceptable candidate. Mr. Loeb also urged the Company to appoint a second independent director with strong digital experience, and recommended Ms. Brady, whom he introduced to Ms. Nash. At Third Point’s recommendation, the Board interviewed both Mr. Islam and Ms. Brady. The Board agreed that Ms. Brady possessed valuable skills and experience which were highly complementary to the skills and experience of the existing directors.

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Following his confidential interview, Mr. Islam reported to Mr. Loeb various questions that he had been asked by Ms. Nash and members of the Bath & Body Works Board’s Nominating and Governance Committee—in a conversation between Ms. Nash and Mr. Loeb just days after the interview, Mr. Loeb asked Ms. Nash why Mr. Islam had been questioned about topics such as any continuing financial or other relationships Mr. Islam had with Third Point and his ability to observe the Company’s confidentiality policies and not share information with Third Point.

After considering and discussing Mr. Islam’s qualifications at length, the Bath & Body Works Board determined that Mr. Islam would not be additive as a director.

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The Board considered and discussed Mr. Islam’s candidacy and qualifications in good faith and at length after his interview. The Board concluded that an independent director with direct managerial experience at a Fortune 500 public company would bring significantly greater capital allocation experience than Mr. Islam, whose capital allocation skills are as a stock-picker and have little relevance to guiding capital allocation decisions at a major public company or to long-term corporate strategic and capital planning.

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The Board was also concerned with Mr. Islam’s lack of industry experience—he has never served as an executive of a public company or as a director or officer of any retail or consumer company. The little prior public-company Board experience of Mr. Islam raised questions about his judgment: his only prior experience was as a director of Baxter International (where he was installed by Third Point in an activist settlement) and as a director of CM Life Sciences, a special purpose acquisition company (SPAC). In 2021, CM Life Sciences merged with Sema4, an AI-based healthcare intelligence company now known as GeneDx. It was a disastrous investment for the SPAC investors for whom Mr. Islam was a fiduciary—the stock is down approximately 95% from the SPAC IPO price and risks being delisted from Nasdaq. With hindsight bias, Mr. Loeb has criticized the timing of Bath & Body Works’ 2022 stock repurchases because the Company lacked a crystal ball to predict the market downturn of 2022. And yet it was Mr. Loeb’s preferred candidate who managed to top-tick the SPAC bubble and pursue a business combination that destroyed significant value for investors.

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In addition, Mr. Islam’s conduct while seeking to obtain a seat on the Company’s Board for the better part of a year raised questions about his independence from Third Point. Although Mr. Islam disclaimed any continuing connections with Third Point, following his Board interview he reported the substance of his interview questions directly to Mr. Loeb. This conduct is inconsistent with Mr. Islam’s claim that he would function independently of Third Point, and raised confidentiality concerns were he to become a member of the Bath & Body Works Board. Third Point has criticized what it views as unspecified governance failures; it is hard to imagine a greater governance failure than running the risk that a director might disclose confidential Company information on a selective basis to another shareholder with whom he is acting in concert.

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Following the Board’s interviews of Ms. Brady and Mr. Islam and a thorough discussion and consideration of their candidacy, Ms. Nash informed Mr. Loeb on February 10 that the Board intended to move forward with Ms. Brady, and also planned to engage a technology services firm that Mr. Loeb had recommended to assist the Company in upgrading its technology platform, but that the Board would not be appointing Mr. Islam as a director.

Mr. Loeb was outraged upon hearing of the Bath & Body Works Board’s determination; he suggested that the Company withdraw Ms. Brady’s name from consideration, and issued an ultimatum to the Company to appoint Mr. Islam or prepare for a proxy fight.

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Rather than commend the Board on the appointment of Ms. Brady, Mr. Loeb actually suggested that Bath & Body Works should withdraw her name from consideration unless Mr. Islam and Ms. Brady were both appointed to the Board. Mr. Loeb gave Ms. Nash an ultimatum, and said he would give her until the end of the day on Monday, February 13, to confirm that the Board was willing to appoint Mr. Islam; otherwise, he said, Third Point would launch a proxy fight.

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If Mr. Loeb were truly interested in serving the best interests of Bath & Body Works shareholders, it is difficult to understand how he could advise Ms. Nash to retract Ms. Brady’s offer to become a director—after Mr. Loeb himself had recommended her as someone who would make valuable contributions to the Company. It is not in the interests of shareholders to condition the appointment of a strong candidate like Ms. Brady on the contemporaneous appointment of another director. Ms. Brady was and is a great and additive candidate on her own. The only explanation for Third Point’s behavior is that Mr. Loeb’s true interest was installing his former lieutenant, Mr. Islam, as a director.

Despite the Company’s continued efforts to seek Mr. Loeb’s input on other director candidates, Mr. Loeb refused to discuss any candidates other than Mr. Islam.

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On February 13, a representative of Bath & Body Works reached out to Mr. Loeb to reiterate that, while the Board was unanimous in its support for Ms. Brady’s appointment to the Board, it did not believe that Mr. Islam was qualified or would be additive as a director, but the Board was looking to appoint a second independent director with substantial capital allocation experience, and was open to Third Point’s input in identifying who that person should be.

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Rather than choose to engage with the Company in good faith, Mr. Loeb responded that only the appointment of Mr. Islam would suffice to avoid a proxy contest and that Third Point would now proceed with a proxy fight. Mr. Loeb had no interest in discussing any of the qualified independent director candidates that Bath & Body Works was considering, including those with significant capital allocation experience as executives of major public companies.

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Notwithstanding Mr. Loeb’s threats, the Board continued to evaluate additional candidates who could bring relevant and complementary skills and experience to the Board, including candidates with proven capital allocation experience as members of senior management of major corporations to supplement the strong capital allocation experience of Bath & Body Works’ existing directors.

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After a thorough search and vetting process, the Board determined to appoint Steve Voskuil to the Board. Mr. Voskuil is a seasoned executive with over thirty years of experience. As CFO of Hershey, Mr. Voskuil brings invaluable capital allocation experience, with his day-to-day role including financial planning and analysis, accounting and reporting, tax, treasury, internal audit and investor relations. Although the Board recognized Mr. Islam’s investing experience, it ultimately determined that an experienced public company CFO would be better positioned to bring value to the Company. Mr. Voskuil was the perfect addition.

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Mr. Loeb’s efforts to press Bath & Body Works to appoint Mr. Islam to the Board were persistent and constant. Despite constructive efforts by Bath & Body Works and the Board to engage and maintain an open dialogue with Third Point, consider its recommendations in good faith, and follow those recommendations when they made good sense for the Company, it became clear over the course of multiple conversations with Mr. Loeb that his overriding objective was to pressure the Board to appoint his long-time former deputy, Mr. Islam, as a director, and nothing short of that would satisfy him.

THIRD POINT’S PROXY CONTEST IS NOT IN THE BEST INTERESTS OF SHAREHOLDERS

Third Point’s proposed proxy fight is the result of the Board’s decision not to accede to a months-long coordinated campaign by Mr. Loeb and Mr. Islam to install Mr. Loeb’s protégé, Mr. Islam, on the Board. Simply put, it is cronyism at its worst.

The recent appointments of Ms. Brady and Mr. Voskuil illustrate the Board’s focus on finding directors who will add value regardless of who recommends them. It is not in the best interests of shareholders to accept a candidate who is not additive merely to appease Mr. Loeb’s desire to enhance his former subordinate’s resume.

Bath & Body Works has taken all reasonable steps to avoid a costly and distracting proxy contest, and has sought to engage in good faith with Third Point wherever possible. Unfortunately, Third Point appears to be more interested in the publicity of a splashy proxy fight than doing what is in the best interests of Bath & Body Works and its shareholders and allowing the Company to focus on executing its growth strategy.

The Bath & Body Works Board will review Third Point’s proposed nominations in due course once they are received. The Board is confident that it has the right directors in place to lead the Company on its continued growth trajectory. But it is disappointing that the Company will have to spend time, effort and resources on a proxy fight motivated by Mr. Loeb’s and Mr. Islam’s personal agendas. Third Point’s insistence that Mr. Islam is the only acceptable Board candidate with capital allocation experience and its unwillingness to consider other candidates is simply unreasonable, and it is the only reason for Third Point’s proposed proxy contest.

On behalf of the entire Bath & Body Works Board, thank you for your continued support of Bath & Body Works.

Sincerely,

The Bath & Body Works Board

About the Annual Meeting

Bath & Body Works shareholders are not required to take any action at this time. The date for Bath & Body Works’ Annual Meeting has not yet been scheduled. Bath & Body Works will present the Board’s recommendation with respect to director elections and other matters to be considered at the Annual Meeting in the Company’s definitive proxy statement. The proxy statement, along with the Company’s WHITE proxy card, will be filed with the U.S. Securities and Exchange Commission and mailed to all shareholders eligible to vote at the meeting.

About Bath & Body Works

Home of America’s Favorite Fragrances®, Bath & Body Works is a global leader in personal care and home fragrance, including top selling collections for fine fragrance mist, body lotion and body cream, 3-wick candles, home fragrance diffusers and liquid hand soap. Powered by agility and innovation, the company’s predominantly U.S.-based supply chain enables the company to deliver quality, on-trend luxuries at affordable prices. Bath & Body Works serves and delights customers however and wherever they want to shop, from welcoming, in-store experiences at more than 1,800 company-operated Bath & Body Works locations in the U.S. and Canada and more than 425 international franchised locations to an online storefront at bathandbodyworks.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this communication or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this communication or otherwise made by our company or our management:

•

general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the COVID-19 pandemic has had and may continue to have an adverse effect on our business and results of operations;

•	the seasonality of our business;

•	the anticipated benefits from the Victoria’s Secret & Co. spin-off may not be realized;

•	the spin-off of Victoria’s Secret & Co. may not be tax-free for U.S. federal income tax purposes;

•	our dependence on Victoria’s Secret & Co. for information technology services;

•	difficulties arising from turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	the dependence on store traffic and the availability of suitable store locations on appropriate terms;

•	our continued growth in part through new store openings and existing store remodels and expansions;

•	our ability to successfully operate and expand internationally and related risks;

•	our independent franchise, license and wholesale partners;

•	our direct channel business;

•	our ability to protect our reputation and our brand image;

•	our ability to successfully complete environmental, social and governance initiatives, and associated costs thereof;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to maintain, enforce and protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, wars and other armed conflicts, environmental hazards or natural disasters;

•

significant health hazards or pandemics, which could result in closed factories and/or stores, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in impacted areas;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio;

•	our reliance on a limited number of suppliers to support a substantial portion of our inventory purchasing needs;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in foreign currency exchange rates;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	our ability to adequately protect our assets from loss and theft;

•	increases in the costs of mailing, paper, printing or other order fulfillment logistics;

•	claims arising from our self-insurance;

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our and our third-party service providers’, including Victoria’s Secret & Co. during the term of the Transition Services Agreement between us and Victoria’s Secret & Co., ability to implement and maintain information technology systems and to protect associated data;

•	our ability to maintain the security of customer, associate, third-party and company information;

•	stock price volatility;

•	our ability to pay dividends and make share repurchases under share repurchase authorizations;

•	shareholder activism matters;

•	our ability to maintain our credit ratings;

•	our ability to service or refinance our debt and maintain compliance with our restrictive covenants;

•	the impact of the transition from London Interbank Offered Rate and our ability to adequately manage such transition;

•	our ability to comply with laws, regulations and technology platform rules or other obligations related to data privacy and security;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters; and

•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this communication to reflect circumstances existing after the date of this communication or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2021 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”), and our subsequent filings.

Important Additional Information

Bath & Body Works, Inc. (the “Company”) intends to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2023 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “Annual Meeting”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise are set forth in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, filed with the SEC on March 31, 2022 (the “2022 Proxy Statement”). To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the 2022 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information can also be found in the Company’s quarterly reports on Form 10-Q, filed with the SEC on November 30, 2022, September 2, 2022 and June 2, 2022. Details concerning the nominees of the Company’s Board of Directors for election at the Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Bath & Body Works, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230, or from the Company’s website, www.bbwinc.com.

For further information, please contact:

Bath & Body Works, Inc.:

Investor Relations

Heather Hollander

InvestorRelations@bbw.com

Media Relations

Tammy Roberts Myers

Communications@bbw.com